Exhibit 99.1

Media

Christopher Marshall

EarthLink

404-748-6217

678-592-9389 (mobile)

marshallch@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES FOURTH QUARTER AND FULL
YEAR 2007 RESULTS

Quarter Swings to Income From Continuing Operations and

Generates Record Adjusted EBITDA and Free Cash Flow

Expects to Generate Record Income From Continuing Operations

and Adjusted EBITDA for the Full Year 2008

ATLANTA, February 7, 2008– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its fourth quarter and full year ended December 31, 2007.  Highlights for the quarter include:

•                  Income from continuing operations of $22.6 million, or $0.19 per share versus a loss of $(17.9) million, or $(0.15) per share in the fourth quarter 2006

•                  Net loss of $(9.5) million, or $(0.08) per share

•                  Adjusted EBITDA (a non-GAAP measure) of $71.0 million

•                  Free cash flow (a non-GAAP measure) of $59.1 million

•                  Repurchased a record 10.1 million shares of EarthLink outstanding common stock

“We are very pleased with our progress during the fourth quarter,” said Rolla P. Huff, EarthLink’s chairman and chief executive officer. “Our restructuring efforts are now essentially complete, and have delivered initial results that were above our expectations. This performance reflects the hard work and superb execution by our employees, as they stayed focused on taking care of our customers while our company was substantially reducing our cost structure and improving cash flow. EarthLink’s strong operating performance this quarter is their achievement.”

“We intend to leverage our experience, focus, and history of award winning customer service, as we seek to execute on our strategy of acquiring bases of access subscribers,” Huff added.

 “As the increase in our guidance suggests, we expect the trends seen in the fourth quarter will have a positive impact on our 2008 operating performance,” added Kevin Dotts, EarthLink’s chief financial officer.  “We continue to believe EarthLink will realize a six month payback on the restructuring costs,” continued Dotts.  “EarthLink utilized its strong cash flow to repurchase 10.1 million shares of its common stock during the quarter,” Dotts stated.

Financial and Operating Results

In the fourth quarter of 2007, management concluded that the operations of the municipal Wi-Fi assets were no longer consistent with the company’s strategic direction and the company committed to a plan to sell its municipal Wi-Fi assets. While the company has no definitive agreements to sell these assets, the company classified the municipal Wi-Fi results of operations and assets as discontinued operations for all periods presented.

Revenue

As part of the restructuring analysis that was done during the third quarter, EarthLink determined that the early life churn profiles of many newly acquired customers resulted in negative financial returns on the investment in customer acquisition cost.  EarthLink elected to significantly reduce sales and marketing activities related to new customer acquisition, and focus on the strategic acquisition of existing bases of new subscribers, no longer replacing customer churn, allowing the subscriber base to decline, but generating higher cash returns.  As a result, excluding any acquisitions of large customer bases, EarthLink expects its customer base to decline over time.  Expected subscriber declines resulted in revenues of $282.0 million and $1.2 billion, for the fourth quarter and full year 2007, respectively, a 14 percent and 7 percent decrease compared to the fourth quarter and full year 2006, respectively.   The year over year decrease was primarily due to

reductions in its narrowband customer base, partially offset by growth in consumer value added services such as advertising, search and incremental services, and business services.

Profitability and Other Financial Measures

Due to the significant decrease in sales and marketing efforts and a similar reduction in back-office services designed to attract and support new subscribers,  EarthLink generated Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $71.0 million for the fourth quarter of 2007, a 125 percent increase compared to the fourth quarter of 2006.  EarthLink realized Adjusted EBITDA of $185.8 million for the full year 2007, a 19.5 percent increase compared to the full year 2006.

The fourth quarter and full year 2007 results included $35.5 million and $69.6 million, respectively, of facility exit, restructuring and other costs.  These fourth quarter charges included $30.1 million of costs related to the corporate restructuring plan announced in August 2007 (including $1.1 million for people-related costs; $11.5 million for facilities-related costs; and $17.1 million for asset impairments primarily related to computer software that will not be deployed); $4.3 million for asset impairments related to purchased intangibles; and a $1.1 million of costs related to a change in lease estimates for a legacy facility exit plan.  Additionally, EarthLink reclassified to discontinued operations $20.7 million of charges previously recorded as facility exit restructuring and other costs previously presented in the third quarter of 2007 related to its municipal Wi-Fi assets.

In the third quarter of 2007, EarthLink’s investment balance in Helio was reduced to zero.  As such, for the fourth quarter of 2007, the company no longer records its proportionate share of the joint venture’s net loss.  For the previous three quarters of 2007 and the full fiscal year of 2007, EarthLink’s proportionate share of Helio’s net loss was $111.3 million.

As a result of the significant improvement in Adjusted EBITDA, and a reduction in equity method losses, partially offset by the facility exit, restructuring and other costs, EarthLink realized $22.6 million, or $0.19 per share and $(54.8) million, or $(0.45) per share of income (loss) from continuing operations in the fourth quarter and full year 2007, respectively, compared to $(17.9) million, or $(0.15) per share and $25.0 million, $0.19 per share in the fourth quarter and full year 2006, respectively.

The fourth quarter and full year 2007 included $(32.1) million and $(80.3) million, respectively, of loss from discontinued operations related to the municipal Wi-Fi assets, compared to $(6.9) million and $(20.0) million, respectively, during the fourth quarter and full year 2006. The loss from discontinued operations for the fourth quarter included a $27.6 million impairment charge to reduce the carrying value of the municipal Wi-Fi assets to their estimated fair value. For the year, the loss from discontinued operations also included amounts previously recorded as facility exit and restructuring costs and subsequently reclassified as discontinued operations. Please refer to Footnotes 1 and 2 of the Consolidated Financial Highlights for details of the facility exit, restructuring and other costs and loss from discontinued operations recognized for the periods presented.

As a result, net income (loss), including all restructuring charges and discontinued operations, was $(9.5) million, or $(0.08) per share, and $(135.1) million, or $(1.11) per share, for the fourth quarter and full year 2007, respectively, compared to $(24.8) million, or $(0.20) per share, and $5.0 million, or $0.04 per share, for the fourth quarter and full year 2006, respectively.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $59.1 million during the fourth quarter of 2007 compared to $10.8 million during the fourth quarter of 2006. The improvement was the result of a decrease in capital expenditures and subscriber base acquisitions in the fourth quarter of 2007, coupled with the significant increase in Adjusted EBITDA in the fourth quarter 2007.  During the quarter, the company had capital expenditures, including subscriber base acquisitions, of $12.0 million.

The company repurchased 10.1 million shares of its outstanding common stock for $69.4 million and had $201.0 million remaining under its share repurchase program as of December 31, 2007.

EarthLink ended the fourth quarter with $288.6 million in cash and marketable securities, a decrease of $106.2 million from December 31, 2006.

Non-GAAP Measures

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs.

Free cash flow is defined as income from continuing operations before interest income and other, net, income taxes, facility exit, restructuring and other costs, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 3 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

As indicated in our third quarter 2007 earnings release, EarthLink has modified its guidance practices to better reflect how the company manages the business and to better focus investors on the key drivers that create shareholder value.  Accordingly, the company is only providing annual Adjusted EBITDA and net income guidance.

For the full year 2008, management expects to generate Adjusted EBITDA of $230 million to $250 million, income from operations of $140 million to $155 million, and free cash flow of $190 million to $220 million.

For 2008, as a result of the utilization of net operating loss carryforwards, the company expects to realize book tax expense of $20 million to $25 million for the year.  However, cash disbursed should only be $4 million to $6 million primarily for the company’s corporate AMT, and the monies paid will extend our tax asset.  The company will continue to evaluate the appropriateness of its remaining deferred tax asset valuation on a regular basis going forward.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on February 7, 2008 at 8:30 a.m. Eastern Standard Time (EST) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://ir.earthlink.net/

A taped replay will be available beginning at 10:30 a.m. EST on February 7, 2008 through midnight on February 14, 2008 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 30425318.

The Webcast of this call will be archived on EarthLink’s site at:

http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services.  EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that changes to our business strategy may reduce our revenues and profitability; (2) that the continued decline of our consumer access services revenues could adversely affect our profitability; (3) that prices for certain of our customer access services have been decreasing, which could adversely affect our revenues and profitability; (4) that we might not realize the benefits we are seeking from the corporate restructuring plan announced in August 2007 and our corporate restructuring plan might have a negative effect on our efforts to maintain our subscribers and our relationships with our business partners; (5) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges including incurring facility exit and restructuring charges; (6) that we face significant competition which could reduce our market share and reduce our profitability; (7) that we may be unsuccessful in making acquisitions or in integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (8) that we may not be able to successfully manage the costs associated with delivering our broadband services, which could adversely affect our ability to grow or sustain revenues and our profitability; (9) that companies may not provide last mile wireline broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable; (10) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (11) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to increase our subscriber base; (12) that our business may suffer if third parties used for technical and customer support and certain billing services are unable to provide these services, cannot meet our needs or terminate their relationships with us; (13) that service interruptions or impediments could harm our business; (14) that government regulations could force us to change our business practices; (15) that we may not be able to protect our proprietary technologies; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (18) that our business depends on the continued development of effective business support systems, processes and personnel; (19) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (20) that our VoIP business exposes us to certain risks that could cause us to lose customers, limit our growth, expose us to significant liability or otherwise harm our business; (21) that we may not be able to sell our municipal Wi-Fi assets and that we may incur additional losses related to this business; (22) that we may not realize the benefits we sought from our investment in the HELIO joint venture; (23) that our stock price has been volatile historically and may continue to be volatile; (24) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; (25) that the convertible notes hedge and warrant transactions may affect the value of our common stock; and (26) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Revenues:
Access and service	$295,230	$251,215	$1,180,029	$1,085,132
Value-added services	32,803	$30,774	121,043	130,862
Total revenues	328,033	281,989	1,301,072	1,215,994

Operating costs and expenses:
Service and equipment costs	110,546	103,496	423,239	427,840
Sales incentives	3,428	1,343	10,690	14,857
Total cost of revenues	113,974	104,839	433,929	442,697

Sales and marketing	101,489	44,452	390,551	291,105
Operations and customer support	61,359	46,917	243,608	221,443
General and administrative	31,769	27,068	125,558	128,412
Amortization of intangible assets	3,495	3,798	11,902	14,672
Facility exit, restructuring and other costs (1)	—	35,469	(117)	69,631
Total operating costs and expenses	312,086	262,543	1,205,431	1,167,960

Income from operations	15,947	19,446	95,641	48,034
Net losses of equity affiliate	(35,666)	—	(84,782)	(111,295)
Gain (loss) on investments in other companies, net	—	15	377	(5,585)
Interest income and other, net	2,814	1,542	14,636	12,824
Income (loss) from continuing operations before income taxes	(16,905)	21,003	25,872	(56,022)
Income tax (provision) benefit	(955)	1,592	(886)	1,227
Income (loss) from continuing operations	(17,860)	22,595	24,986	(54,795)
Loss from discontinued operations (2)	(6,892)	(32,059)	(19,999)	(80,302)
Net income (loss)	$(24,752)	$(9,464)	$4,987	$(135,097)

Basic net income (loss) per share
Continuing operations	$(0.15)	$0.19	$0.19	$(0.45)
Discontinued operations	(0.06)	(0.27)	(0.16)	(0.66)
Basic net income (loss) per share	$(0.20)	$(0.08)	$0.04	$(1.11)
Basic weighted average common shares outstanding	122,654	118,247	128,790	121,633

Diluted net income (loss) per share
Continuing operations	$(0.15)	$0.19	$0.19	$(0.45)
Discontinued operations	(0.06)	(0.27)	(0.15)	(0.66)
Diluted net income (loss) per share	$(0.20)	$(0.08)	$0.04	$(1.11)
Diluted weighted average common shares outstanding	122,654	119,229	130,583	121,633

EARTHLINK, INC.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (3)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Income (loss) from continuing operations	$(17,860)	$22,595	$24,986	$(54,795)
Provision (benefit) for income taxes	955	(1,592)	886	(1,227)
Depreciation and amortization	12,139	11,629	45,740	48,614
Stock-based compensation expense	3,416	4,472	14,241	19,553
Net losses of equity affiliate	35,666	—	84,782	111,295
Gain (loss) on investments in other companies, net	—	(15)	(377)	5,585
Interest income and other, net	(2,814)	(1,542)	(14,636)	(12,824)
Facility exit, restructuring and other costs (1)	—	35,469	(117)	69,631
Adjusted EBITDA (3)	$31,502	$71,016	$155,505	$185,832

Depreciation - cost of revenues	$4,703	$3,892	$18,359	$17,194
Depreciation - other	3,941	3,939	15,479	16,748
Amortization of intangible assets	3,495	3,798	11,902	14,672
Depreciation and amortization	$12,139	$11,629	$45,740	$48,614

EARTHLINK, INC.

Reconciliation of Income (Loss) From Continuing Operations to Free Cash Flow (3)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007

Income (loss) from continuing operations	$(17,860)	$22,595	$24,986	$(54,795)
Provision (benefit) for income taxes	955	(1,592)	886	(1,227)
Depreciation and amortization	12,139	11,629	45,740	48,614
Stock-based compensation expense	3,416	4,472	14,241	19,553
Net losses of equity affiliate	35,666	—	84,782	111,295
Gain (loss) on investments in other companies, net	—	(15)	(377)	5,585
Interest income and other, net	(2,814)	(1,542)	(14,636)	(12,824)
Facility exit, restructuring and other costs (1)	—	35,469	(117)	69,631
Purchases of property and equipment	(14,457)	(11,161)	(38,852)	(53,478)
Purchases of subscriber bases	(6,243)	(789)	(8,879)	(7,290)
Free cash flow (3)	$10,802	$59,066	$107,774	$125,064

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (3)

(in millions)

Year
Ending
December 31,
2008
Income from continuing operations	$140 - $155
Depreciation	29
Amortization of intangible assets	15
Stock-based compensation expense	20
Income tax provision	20 - 25
Facility exit, restructuring and other costs (1)	12
Interest income and other, net	(6)
Adjusted EBITDA (3)	$230 - $250

Year
Ending
December 31,
2008
Income from continuing operations	$140 - $155
Depreciation	29
Amortization of intangible assets	15
Stock-based compensation expense	20
Income tax provision	20 - 25
Facility exit, restructuring and other costs	12
Interest income and other, net	(6)
Purchases of property and equipment	(30) - (40)
Free cash flow (3)	$190 - $220

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	December 31,	September 30,	December 31,
	2006	2007	2007
		(in thousands)
Balance Sheet Data
Cash and marketable securities	$394,776	$333,849	$288,595
Long-term debt	258,750	258,750	258,750
Stockholders’ equity	458,664	324,686	261,473

Employee Data
Number of employees at end of period (4)	2,210	1,426	998

	December 31,	September 30,	December 31,
	2006	2007	2007
Subscriber Data (5)
Consumer services
Narrowband access subscribers	3,261,000	2,856,000	2,624,000
Broadband access subscribers (6)	1,831,000	1,081,000	1,059,000
Total consumer subscribers	5,092,000	3,937,000	3,683,000

Business services
Narrowband access subscribers	40,000	30,000	27,000
Broadband access subscribers	69,000	68,000	66,000
Web hosting accounts	112,000	104,000	100,000
Total business subscribers	221,000	202,000	193,000

Total subscribers at end of period	5,313,000	4,139,000	3,876,000

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Subscriber Activity
Subscribers at beginning of period	5,310,000	4,139,000	5,315,000	5,313,000
Gross organic subscriber additions	620,000	363,000	2,717,000	1,994,000
Acquired subscribers	86,000	—	162,000	65,000
Adjustment (7)	—	—	—	(753,000)
Churn	(703,000)	(626,000)	(2,881,000)	(2,743,000)
Subscribers at end of period	5,313,000	3,876,000	5,313,000	3,876,000

Churn Rate (8)	4.4%	5.2%	4.6%	5.1%

Consumer Data
Average subscribers (9)	5,094,000	3,817,000	5,123,000	4,321,000
ARPU (10)	$18.21	$20.50	$18.52	$19.77
Churn rate (8)	4.5%	5.3%	4.6%	5.2%

Business Data
Average subscribers (9)	225,000	197,000	213,000	207,000
ARPU (10)	$73.87	$79.87	$63.61	$76.62
Churn rate (8)	2.7%	2.8%	2.8%	2.6%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (11)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Consumer Services
Revenues
Access and service	$246,273	$204,621	$1,021,620	$897,423
Value-added services	31,999	30,094	117,634	127,985
Total revenues	278,272	234,715	1,139,254	1,025,408
Cost of revenues	84,323	75,442	346,129	324,465
Gross margin	193,949	159,273	793,125	700,943
Segment operating expenses	160,105	86,271	638,350	506,975
Segment income from operations	$33,844	$73,002	$154,775	$193,968

Business Services
Revenues
Access and service	$48,957	$46,594	$158,409	$187,709
Value-added services	804	680	3,409	2,877
Total revenues	49,761	47,274	161,818	190,586
Cost of revenues	29,651	29,397	87,800	118,232
Gross margin	20,110	17,877	74,018	72,354
Segment operating expenses	17,221	13,505	51,695	58,548
Segment income from operations	$2,889	$4,372	$22,323	$13,806

Consolidated
Revenues
Access and service	$295,230	$251,215	$1,180,029	$1,085,132
Value-added services	32,803	30,774	121,043	130,862
Total revenues	328,033	281,989	1,301,072	1,215,994
Cost of revenues	113,974	104,839	433,929	442,697
Gross margin	214,059	177,150	867,143	773,297
Direct segment operating expenses	177,326	99,776	690,045	565,523
Segment income from operations	36,733	77,374	177,098	207,774
Stock-based compensation expense	3,416	4,472	14,241	19,553
Amortization of intangible assets	3,495	3,798	11,902	14,672
Facility exit, restructuring and other costs (1)	—	35,469	(117)	69,631
Other operating expenses	13,875	14,189	55,431	55,884
Income from operations	$15,947	$19,446	$95,641	$48,034

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.          Facility exit, restructuring and other costs consisted of the following for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(in thousands)
Facility exit and restructuring costs for the 2007 Plan	$—	$30,109	$—	$64,271	**
Facility exit and restructuring costs for Legacy Plans	—	1,110	(117)	1,110
Impairment losses on intangible assets	—	4,250	—	4,250
	$—	$35,469	$(117)	$69,631

**              In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) intended to reduce costs and improve the efficiency of the Company’s operations. The Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the Plan, the Company reduced its workforce by approximately 900 employees, consolidated its office facilities in Atlanta, Georgia and Pasadena, California and closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California. The Plan was primarily implemented during the later half of 2007 and is expected to be completed during the first quarter of 2008. As a result of the 2007 Plan, EarthLink recorded the following facility exit and restructuring costs:

	Severance and Benefits	Facilities	Asset Impairments	Other Costs	Total
	(in thousands)
Facility exit and restructuring costs accrued in Q3 2007	$33,939	$729	$10,381	$9,771	$54,820
Facility exit and restructuring costs reclassed to discontinued operations	(4,741)	—	(6,894)	(9,023)	(20,658)
Facility exit and restructuring costs accrued in Q4 2007	1,105	11,487	17,134	383	30,109
	$30,303	$12,216	$20,621	$1,131	$64,271

2.                             The Company has reflected its municipal wireless broadband results of operations as discontinued operations for all periods presented. The following is summarized results of operations related to the Company’s discontinued operations for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(in thousands)
Revenues	$117	$729	$195	$2,097
Operating costs and expenses	(7,009)	(4,918)	(20,194)	(33,871)
Facility exit and restructuring costs	—	(287)	—	(20,945)
Impairment charges	—	(27,583)	—	(27,583)
Loss from discontinued operations	$(6,892)	$(32,059)	$(19,999)	$(80,302)

3.                             Adjusted EBITDA is defined as income (loss) from continuing operations before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs.  Free cash flow is defined as income (loss) from continuing operations before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit, restructuring and other costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit, restructuring and other costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

4.                             Represents full-time equivalents.

5.                             Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

6.                             Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

7                                In April 2007, EarthLink’s wholesale contract with Embarq expired. As a result, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts effective April 2007.

8.                             Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period. Churn rate for the twelve months ended December 31, 2007 does not include the adjustment for the removal of the 753,000 EarthLink supported Embarq customers.

9.                             Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the twelve month periods is calculated by averaging the ending monthly subscribers or accounts for the thirteen months preceding and including the end of the period.

10.                       ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

11.                       EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets and stock-based compensation expense under SFAS No. 123(R), as they are not evaluated in the measurement of segment performance.